                                                                     EXHIBIT 4.2

                      NOTICE OF RESTRICTED STOCK GRANT

                                     BY

                             TELCO SYSTEMS, INC.

Stockholder:                  Itai Aaronson

Social Security No.:          ###-##-####

The Company's Board of Directors has authorized you to be granted shares of restricted common stock, as follows:

             TOTAL NUMBER OF SHARES:              5,000

             DATE OF GRANT:                       2/15/96

VESTING SCHEDULE: The shares of restricted stock are subject to a vesting schedule which begins on the Date of Grant. Twenty-five percent (25%) of the total number of shares granted vest each year, on each of the first four anniversaries of the Date of Grant. Once shares have vested, you are entitled to full ownership of, and the right to sell or hold, such shares. In the event that your full-time employment by the Company terminates for any reason prior to the fourth anniversary of the Date of Grant, any unvested shares will be forfeited to the Company for no consideration.

By your signature below, you accept this grant and you and the Company agree that these restricted shares are granted under and governed by the provisions of the Grant Agreement, which is attached hereto as Appendix A and made a part of this document. PLEASE READ THAT AGREEMENT CAREFULLY.

The parties have executed this agreement, or caused this agreement to be executed, as of the Date of Grant.

TELCO SYSTEMS, INC.

     /s/ John A. Ruggiero                 /s/ Itai Aaronson
By:  _________________________            _________________________
     John A. Ruggiero                     Itai Aaronson
     Chief Executive Officer              Stockholder
     and Secretary

                                                                     Appendix A


                               GRANT AGREEMENT
                               ---------------


         This agreement is dated as of February 15, 1996 and is between the person (the "Stockholder") whose name is set forth on the Notice of Restricted Stock Grant (the "Notice") to which this agreement is attached and Telco Systems, Inc., a Delaware corporation (the "Company").

         1. ACKNOWLEDGEMENT OF GRANT. The Stockholder and the Company hereby acknowledge the grant to the Stockholder by the Company as of the date of this agreement of the number of shares of the Company's common stock, $.01 par value ("Common Stock"), set forth in the Notice, for consideration consisting of past services rendered to the Company by the Stockholder. The shares of Common Stock so granted are hereinafter sometimes referred to as the "Shares," which term shall also include any shares of capital stock of the Company issued to the Stockholder by virtue of his or her ownership of the Shares, by stock dividend, stock split, recapitalization or otherwise. Shares that are subject to forfeiture, as described in section 3 hereof, are hereinafter referred to as "Unvested Shares," and Shares that are no longer so subject to forfeiture are hereinafter referred to as "Vested Shares."

         2. RESTRICTIONS ON TRANSFER. The following restrictions on transfer of the Shares shall apply. No Shares, or any interest therein, may be sold, pledged or otherwise disposed of, by operation of law or otherwise, at any time or under any circumstances unless (i) the Shares proposed to be transferred are Vested Shares, and EITHER (ii) such Shares have been registered under the Securities Act of 1933, as amended (the "Act"), and qualified under applicable state securities laws, OR (iii) the proposed transfer is exempt from such registration and qualification, as determined by the Company. The Company hereby represents that it has filed under the Act, and caused to become effective, a registration statement on Form S-8 covering the Shares. The Company shall use reasonable efforts to maintain such registration in effect so long as the Stockholder holds, or has a right to hold, any of the Shares.

         3. Employment and Forfeiture of Unvested Shares.
            --------------------------------------------

                  (a) The parties hereby acknowledge that the Stockholder is presently employed on a full-time basis by the Company. In the event that the Stockholder's full-time employment by the Company, or by a subsidiary of the Company, terminates for any reason whatsoever (including without limitation voluntary termination, termination by the Company with or without cause, death or disability) prior to February 15, 2000, then there shall be forfeited by the Stockholder, and transferred to the Company for no cash or other consideration, a number of Shares determined as follows:

                     Employment                             Shares
                  Termination Date                     to be Forfeited
                  ----------------                     ---------------

         Prior to February 15, 1997                    100% of the total
         February 15, 1997-February 14, 1998            75% of the total
         February 15, 1998-February 14, 1999            50% of the total
         February 15, 1999-February 14, 2000            25% of the total
         February 15, 2000 and thereafter               None

                  (b) If the Stockholder shall have been continuously employed full-time by the Company or a subsidiary of the Company from the date hereof through February 15, 2000, then ownership of all of the Shares held by the Stockholder as of such date shall be vested outright in the Stockholder, free and clear of the forfeiture rights set forth in this section 3. The Shares shall, however, remain subject to any restrictions contained or referred to in section 2 hereof, to the extent then applicable.

         4. PROCEDURES. No certificate representing Shares shall initially be issued to the Stockholder. The shares shall be held in "Book Entry" form by the Transfer Agent for the Common Stock until each vesting date. On or as soon as practicable after each vesting date, the Company shall take the following action:

                  (a) The Company shall notify the Stockholder of the amount of the state and federal taxes required to be held by the Company with respect to the vesting of the Shares that became Vested Shares on such date, which notice shall specify that the Stockholder may deliver to the Company a check in the amount of such withholding taxes.

                  (b) In the event that the Stockholder does not pay such withholding taxes to the Company within the period specified in the notice, the Company shall cause a sufficient number of such Vested Shares to be sold on the NASDAQ market so that the net proceeds of such sale shall equal the amount of such taxes. The Stockholder may also request that the Company sell additional Vested Shares, at the time of the aforesaid sale, for the Stockholder's own account.

                  (c) The Company shall retain withholding taxes, whether provided by the Stockholder or though the sale of Vested shares, in accordance with applicable withholding regulations.

                  (d) The Company shall deliver to the Stockholder (i) the net proceeds of the sale of any Vested Shares sold by the Company for the account of the Stockholder, as described in section 4(b), and (ii) a certificate representing the balance (if any) of the Vested Shares. Such certificate shall contain appropriate restrictive legends if the registration statement on Form S-8 referred to in section 2 hereof is not then effective.

         The Stockholder hereby irrevocably constitutes and appoints the Company as his or her attorney-in-fact and agent to execute and deliver all documents and take such other action as may be necessary in order to take the action described in the section 4, including the sale of Vested Shares as described above.

         5. Miscellaneous
            -------------

                  (a) AMENDMENTS. Neither this agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by the Stockholder and on behalf of the Company.

                  (b) BINDING EFFECT OF THE AGREEMENT. This agreement shall inure to the benefit of, and be binding upon, the Company, the Stockholder and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.

                  (c) RIGHTS AS A STOCKHOLDER. The Stockholder shall have all rights and privileges of a holder of Common Stock, including full voting power, with respect to any and all Shares (whether vested or unvested).

                  (d) PROVISIONS SEPARABLE. In the event that any of the terms of this agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such terms shall be null and void and shall be deemed deleted from this agreement, and all the remaining terms of this agreement shall remain in full force and effect.

                  (e) DEFINITION OF COMMON STOCK. The term "Common Stock" as used in this agreement shall mean the Company's presently authorized Common Stock, $.01 par value, and any class of capital stock of the Company that may, through stock dividend, stock split, recapitalization, merger, reorganization or otherwise replace such class of stock.

                  (f) NO EMPLOYMENT AGREEMENT. This agreement shall not be construed as an agreement by the Company to employ the Stockholder, nor is the Company obligated to continue employing the Stockholder by reason of this agreement or the grant of the Shares to the Stockholder.

                  (g) APPLICABLE LAW. This agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

                                SCHEDULE 4.2

         Exhibit 4.2 omits certain additional Restricted Stock Grant Agreements, each dated February 15, 1996 and substantially identical to Exhibit 4.2. The grantee and number of shares of Common Stock covered by each such agreement are as follows:

                                                  Number of Shares of
                  Grantee                          Restricted Stock
                  -------                          ----------------

              Al Bannis                                    5,000
              Jeffrey Black                               10,000
              Karen Brim                                   5,000
              Richard Cameron                              5,000
              John Caughron                                5,000
              Jaswant Dhaliwal                             5,000
              Daniel Fretz                                 5,000
              Stanley Gardner                              5,000
              Zuren Hsi                                    5,000
              Bryan Knysh                                  3,000
              Stephen Mills                                5,000
              Larry Orr                                    3,000
              Joseph Schick                                3,000
              Edward Schloeman                             5,000
              Lawrence Walker                              3,000
              George Weigt                                 5,000
              Jeffrey Weiss                               10,000

